As filed with the Securities and Exchange Commission on April 18, 2008

Registration No. 333-100244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	22-3305147
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

343 Thornall Street, Edison, New Jersey (732) 590-1000	08837-2206
(Address, including telephone number, of Principal Executive Offices)	Zip Code

2000 EMPLOYEE STOCK OPTION PLAN AND

AMENDED AND RESTATED 2000 DIRECTOR STOCK OPTION PLAN

(Full Title of the Plans)

Mitchell E. Hersh

President and Chief Executive Officer

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837-2206

(732) 590-1000

(Name, address and telephone number of agent for service)

Copy to:

 Blake Hornick, Esq.

Seyfarth Shaw LLP

620 Eighth Avenue

New York, New York 10018

(212) 218-3338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($0.01 par value)	(1)	(1)	(1)	(1)

(1)             No additional securities are being registered hereby. This Post-Effective Amendment No. 4 includes: (a) 1,500,000 shares of common stock, $0.01 par value per share, with respect to the 2000 Employee Stock Option Plan and (b) 150,000 shares of common stock with respect to the Amended and Restated 2000 Director Stock Option Plan, for which a registration fee of $4,740.71 was paid upon filing of Registration Statement No. 333-100244 on Form S-8 with the Securities and Exchange Commission on October 2, 2002. This Post-Effective Amendment No. 4 also includes: (a) 2,500,000 shares of common stock with respect to the 2000 Employee Stock Option Plan and (b) 200,000 shares of common stock with respect to the Amended and Restated 2000 Director Stock Option Plan, for which a registration fee of $20,203.46 was paid upon filing of Registration Statement No. 333-52478 on Form S-8 with the Securities and Exchange Commission on December 21, 2000, as amended on May 1, 2001.

EXPLANATORY NOTES

Pursuant to General Instruction E of Form S-8, this Post-Effective Amendment No. 4 incorporates by reference (a) Registration Statement No. 333-52478 on Form S-8, including the reoffer prospectus contained therein, filed with the Securities and Exchange Commission on December 21, 2000, together with Post-Effective Amendment No. 1 to such Registration Statement, including the reoffer prospectus contained therein, which was filed with the Securities and Exchange Commission on May 1, 2001, and (b) Registration Statement No. 333-100244 on Form S-8, including the reoffer prospectus contained therein, filed with the Securities and Exchange Commission on October 2, 2002, together with Post-Effective Amendment No. 1 to such Registration Statement, including the reoffer prospectus contained therein, which was filed with the Securities and Exchange Commission on July 10, 2003, and the prospectus supplement thereto which was filed with the Securities and Exchange Commission on March 5, 2004, Post-Effective Amendment No. 2 to such Registration Statement, including the reoffer prospectus contained therein, which was filed with the Securities and Exchange Commission on March 24, 2005, and Post-Effective Amendment No. 3 to such Registration Statement, including the reoffer prospectus contained therein, which was filed with the Securities and Exchange Commission on April 11, 2006.

 Included on the immediately following pages is a “reoffer prospectus.” The reoffer prospectus is filed as part of this Post Effective Amendment No. 4 to Registration Statement on Form S-8 and has been prepared in accordance with the requirements of Part I of Form S-3. It may be used for reoffers of common stock defined as “control securities” under Instruction C to Form S-8 acquired by “affiliates” (as the term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the exercise of stock options and restricted stock granted under our 2000 Employee Stock Option Plan and our Amended and Restated 2000 Director Stock Option Plan.

PROSPECTUS

MACK-CALI REALTY CORPORATION

600,430 SHARES OF

COMMON STOCK

We are a fully-integrated, self-administered, self-managed real estate investment trust (“REIT”) providing leasing, management, acquisition, development, construction and tenant-related services for our properties. The persons listed as our selling stockholders in this prospectus are offering and selling up to 600,430 shares of our common stock. We will issue these shares of our common stock to such selling stockholders upon their exercise of options, or the removal of restrictions on restricted common stock, now or hereafter granted. All net proceeds from the sale of the shares of our common stock offered by this prospectus will go to the selling stockholders. We will not receive any proceeds from such sales.

 The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our common stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our common stock as reported on The New York Stock Exchange on April 16, 2008 was $38.69 per share.

 Investment in our common stock involves certain risks, including those described beginning on page 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. You should consider such risk factors before investing in our common stock

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2008

We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, you must not rely upon such information representations as having been authorized by us or the selling stockholders identified herein. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Except as the context may otherwise require, all references to the “Company,” “we,” “us,” “our” and similar expressions in this prospectus refer to Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities that we own or control. All references to “Mack-Cali Realty, L.P.” or the “Operating Partnership” in this prospectus include Mack-Cali Realty, L.P., a Delaware limited partnership, and any subsidiaries or other entities that it owns or controls. All references in this prospectus to “common stock” refer to our common stock, par value $0.01 per share. All references in this prospectus to “units” refer to the units of limited partnership interest in Mack-Cali Realty, L.P.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We consider portions of this prospectus, including the documents incorporated by reference,  to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Among the factors about which we have made assumptions are:

•      changes in the general economic climate and conditions, including those affecting industries in which our principal tenants operate;

•      the extent of any tenant bankruptcies or of any early lease terminations;

•      our ability to lease or re-lease space at current or anticipated rents;

•      changes in the supply of and demand for office, office/flex and industrial/warehouse properties;

•      changes in interest rate levels;

•      changes in operating costs;

•      our ability to obtain adequate insurance, including coverage for terrorist acts;

•      the availability of financing;

•      changes in governmental regulation, tax rates and similar matters; and

•      other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

For further information on factors which could impact us and the statements contained herein, see the “Risk Factors” under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2007 for risks relating to investments in our securities.  We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-8, as amended (of which this prospectus is a part), under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or from its web site.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. You also can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E.,

Washington, D.C. 20549, or obtain copies of these documents from the SEC’s website at  http://www.sec.gov. In addition, our common stock is listed on The New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, copies of our annual, quarterly and current reports may be obtained from our website at  http://www.mack-cali.com. The information available on or through our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)           Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2007;

(2)           Our Current Report on Form 8-K (File No. 1-13274) as filed with the SEC on February 14, 2008 (excluding the portions that were “furnished” and not deemed to be “filed”);

(3)           Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on May 21, 2008, as filed with the SEC on April 18, 2008; and

(4)           The description of our common stock and the description of certain provisions of Maryland Law contained in:

i.      Our Registration Statement on Form 8-A dated August 9, 1994;

ii.     Our Articles of Restatement dated June 11, 2001 and filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q (File No. 1-13274) for the quarter ended June 30, 2001;

iii.    Our Amended and Restated Bylaws dated June 10, 1999 and filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 1-13274) as filed with the SEC on June 17, 1999, as subsequently amended by Amendment No. 1 thereto dated March 4, 2003 and filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q (File No. 1-13274) for the quarter ended March 31, 2003 and Amendment No. 2 thereto dated May 24, 2006 and filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 1-13274) as filed with the SEC on May 31, 2006; and

iv.    Any amendments or reports filed for the purpose of updating such description.

(5)           future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, except for such items which are “furnished” and not deemed to be “filed.”

You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address: Mack-Cali Realty Corporation, Investor Relations Department, 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000.  The documents which we file with the SEC are not incorporated by reference into this prospectus, except to the extent any such document is explicitly incorporated by reference into one of our filings.

INFORMATION ABOUT US

We are a fully-integrated, self-administered and self-managed real estate investment trust, or “REIT.” We own and operate a real estate portfolio comprised predominately of Class A office and office/flex properties located primarily in the Northeast. We perform substantially all commercial real estate leasing, management, acquisition, development and construction services on an in-house basis.  As of December 31, 2007, we owned or had interests in 294 properties, aggregating approximately 33.7 million square feet, plus developable land (collectively, the “Properties”), which are leased to approximately 2,200 tenants.  The Properties are comprised of: (a) 255 wholly-owned or Company-controlled properties consisting of 150 office buildings and 95 office/flex buildings aggregating approximately 28.8 million square feet, six industrial/warehouse buildings totaling approximately 387,400 square feet, two stand-alone retail properties totaling approximately  17,300 square feet, and two land leases (collectively, the “Consolidated Properties”); and (b) 38 buildings, which are primarily office properties, aggregating approximately 4.5 million square feet, and a 350-room hotel, which are owned by unconsolidated joint ventures in which the Company has investment interests.  Unless otherwise indicated, all references to square feet represent net rentable area.  As of December 31, 2007, the office, office/flex, industrial/warehouse and stand-alone retail properties included in the Consolidated Properties were 92.7 percent leased.  Percentage leased includes all leases in effect as of the period end date, some of which have commencement dates in the future (including, at December 31, 2007, a lease with a commencement date substantially in the future consisting of 8,590 square feet scheduled to commence in 2009), and leases that expire at the period end date.  Leases that expire as of December 31, 2007 aggregate 146,261 square feet, or 0.5 percent of the net rentable square footage.  The Properties are located in six states, primarily in the Northeast, and the District of Columbia.

Our strategy has been to focus our operations, acquisition and development of office properties in high-barrier-to-entry markets and sub-markets where we believe we are, or can become, a significant and preferred owner and operator.  We plan to continue this strategy by expanding through acquisitions and/or development in Northeast markets where we have, or can achieve, similar status.  We believe that our Properties have excellent locations and access and are well-maintained and professionally managed.

Our shares of common stock are listed on The New York Stock Exchange under the symbol “CLI.”  We have paid regular quarterly distributions on our common stock since we commenced operations as a REIT in 1994.  We intend to continue making regular quarterly distributions to the holders of our common stock.  Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

All of our interests in our properties are held by, and our operations are conducted through, Mack-Cali Realty, L.P., a Delaware limited partnership, or by entities controlled by Mack-Cali Realty, L.P. We are the sole general partner of Mack-Cali Realty, L.P. As of February 8, 2008, we were the beneficial owners of approximately 81.4 percent of the outstanding partnership interests of Mack-Cali Realty, L.P.

We are a Maryland corporation incorporated in 1994. Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000.  We maintain an Internet website at www.mack-cali.com. We have not incorporated by reference into this Prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this Prospectus.

USE OF PROCEEDS

We are registering the shares of common stock offered by this prospectus for the account of the Selling Stockholders identified in the section of this prospectus entitled “Selling Stockholders.” All of the net proceeds from the sale of the common stock will go to the Selling Stockholders who offer and sell their shares of such stock. We will not receive any part of the proceeds from the sale of such shares.

SELLING STOCKHOLDERS

The Selling Stockholders are persons listed in the table below who have acquired the common stock offered by this prospectus pursuant to our 2000 Employee Stock Option Plan and our Amended and Restated 2000 Director Stock Option Plan (collectively, the “2000 Plans”). Each Selling Stockholder will receive all of the net proceeds from the sale of his shares of common stock offered by this prospectus.

The following table presents certain information regarding the ownership of our common stock by the Selling Stockholders as of March 15, 2008. The number of shares of common stock outstanding will not change as a result of the offering, nor will the number of shares owned or percentage of ownership of any persons other than the Selling Stockholders change as a result thereof. However, because the Selling Stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the sales.

Name and Position With Us	Number of Shares Owned Prior to Offering(1)	Number of Shares Offered Hereby(2)	Number of Shares to Be Owned After Offering(3)

William L. Mack Chairman of the Board	3,305,384	6,500	3,298,884

Mitchell E. Hersh President, Chief Executive Officer and Director	439,798	202,682	237,116

Barry Lefkowitz Executive Vice President and Chief Financial Officer	169,153	93,432	75,721

Roger W. Thomas Executive Vice President, General Counsel and Secretary	130,333	62,601	67,732

Michael A. Grossman Executive Vice President	129,387	97,387	32,000

Mark Yeager Executive Vice President	63,528	63,528	0

Martin S. Berger Director	561,832	4,300	557,532

Alan S. Bernikow Director	11,000	11,000	0

John R. Cali Director	297,036	6,500	290,536

Kenneth M. Duberstein Director	10,000	10,000	0

Nathan Gantcher Director	45,500	6,500	39,000

David S. Mack Director	2,114,747	7,800	2,106,947

Alan G. Philibosian Director	25,000	6,500	18,500

Irvin D. Reid Director	6,500	6,500	0

Vincent Tese Director	8,700	6,500	2,200

Robert F. Weinberg Advisory Board Member	534,732	2,200	532,532

Roy J. Zuckerberg Director	53,500	6,500	47,000

TOTAL:	7,906,130	600,430	7,305,700

(1)           Includes the following securities directly and indirectly beneficially owned by each Selling Stockholder: (a) shares of common stock acquired other than pursuant to any employee or director benefit plan, (b) common stock underlying options and restricted stock granted pursuant to the 2000 Plans (both vested and unvested), (c) common stock underlying vested options granted pursuant to any other employee or director benefit plan, (d) restricted stock granted under any other employee or director benefit plan, and (e) common stock underlying common units of Mack-Cali Realty, L.P., which can be redeemed for an equal number of shares of our common stock.

(2)           Includes all common stock underlying options granted, and all restricted stock issued, pursuant to the 2000 Plans. Excludes all common stock underlying options granted, and all restricted stock issued pursuant to the 2000 Plans, which were previously sold pursuant to a prior reoffer prospectus filed as part of the registration statement, as amended, of which this prospectus is a part.

(3)           Assumes all shares registered under this prospectus will be sold.

If and when a Selling Stockholder sells all of his shares of common stock registered under this prospectus, the following Selling Stockholders will own more than one percent of our common stock at March 15, 2008.

Name	Percentage Ownership

William L. Mack	4.79%
David S. Mack	3.12%

Information regarding each Selling Stockholder’s current relationship with us or our predecessors and affiliates and such relationships, if any, within the past three years is set forth below.

William L. Mack has served as a member of our board of directors since 1997 and as Chairman of our board of directors since 2000. Mr. Mack also serves as Chairman of the Executive Committee of our board of directors.

Mitchell E. Hersh has served as our Chief Executive Officer since 1999 and has held the additional title of President since 2004. Mr. Hersh also has served as a member of our board of directors and its Executive Committee since 1997. Mr. Hersh served as our President and Chief Operating Officer from December 1997 through April 19, 1999, when he became Chief Executive Officer.

Barry Lefkowitz has served as our Executive Vice President since 1997 and Chief Financial Officer since 1994.

Roger W. Thomas has served as our Executive Vice President and Secretary since 1997, and as our General Counsel since 1994.

Michael A. Grossman has served as our Executive Vice President since 2000. Mr. Grossman served as our Senior Vice President in 2000, and as our Vice President from 1997 to January 2000.

Mark Yeager has served as our Executive Vice President since 2006.

Martin S. Berger was appointed to our board of directors in 2007, and previously served as a member of our board of directors from 1998 until 2000, from 2003 until 2004, and from 2005 to 2006, and served as Chairman of the Strategic Planning Committee of our board of directors from 2000 until 2001. When not serving on our board of directors, Mr. Berger has served on our advisory board. Beginning in 1997, the Robert Martin Company LLC had a contractual right to designate one member to our board of directors for a period of six years ending at our 2003 annual meeting of stockholders, and had previously designated Martin S. Berger and Robert F. Weinberg to jointly share that board seat. We elected to nominate Mr. Berger for election to our board of directors at our 2003 annual meeting of stockholders and to nominate Mr. Weinberg for election to our board of directors at our 2006 annual meeting of stockholders, and Messrs. Berger and Weinberg were so elected in 2003 and 2006, respectively. Immediately following our 2004 annual meeting of stockholders, Mr. Berger resigned from our board of directors and Mr. Weinberger was appointed to fill his seat, and immediately following our 2005 and 2007 annual meetings of stockholders, Mr. Weinberg resigned from our board of directors and Mr. Berger was appointed to fill his seat. Mr. Berger and Mr. Weinberg have agreed that this board seat will be rotated between Mr. Berger and Mr. Weinberg annually, subject to qualification and appointment by our board of directors.  When not serving on our board of directors, Mr. Berger has served on our advisory board.

Alan S. Bernikow has served as a member of our board of directors since 2004 and as chairman of the Audit Committee of our board of directors since 2004.

John R. Cali has served as a member of our board of directors and as a member of the Executive Committee of our board of directors since 2000.

Kenneth M. Duberstein has served as a member of our board of directors since 2005.

Nathan Gantcher has served as a member of our board of directors since 1999, as a member of the Audit Committee of our board of directors since 1999, and as a member of each of the Nominating Committee of our board of directors and the Executive Committee of our board of directors since 2000.

David S. Mack has served as a member of our board of directors since 2004.

Alan G. Philibosian has served as a member of our board of directors, and as a member of the Executive Compensation and Option Committee of our board of directors since 1997, and as a member of the Nominating Committee of our board of directors since 2000. In 2004, Mr. Philibosian became chairman of the Executive Compensation and Option Committee.

Irvin D. Reid has served as a member of our board of directors since 1994 and as a member of the Audit Committee of our board of directors since 1998. Dr. Reid served as chairman of the Audit Committee of our board of directors from 1998 to 2002.

Vincent Tese has served as a member of our board of directors since 1997, as a member of the Executive Compensation and Option Committee of our board of directors since 1998, and as chairman of the Nominating Committee of our board of directors since 2000. Mr. Tese served as chairman of the Executive Compensation and Option Committee from 1998 to 2004.

Robert F. Weinberg served as a member of our board of directors from 1997 until 1998, from 2001 until 2003, and from 2004 until 2005 and 2006 until 2007. When not serving on our board of directors, Mr. Weinberg has served on our advisory board. Mr. Weinberg shares a board seat with Mr. Berger as disclosed herein above.

Roy J. Zuckerberg has served as a member of our board of directors since 1999, as a member of the Audit Committee of our board of directors since 1999, and as a member of the Executive Committee of our board of directors since 2000.

PLAN OF DISTRIBUTION

The Selling Stockholders may resell under this prospectus up to 600,430 shares of our common stock that have been issued to the Selling Stockholders. The Selling Stockholders may sell the shares from time to time and may also decide not to sell all the shares they are permitted to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. Subject to the restrictions described in this prospectus, the shares of our common stock being offered under this prospectus may be sold from time to time by the Selling Stockholders in any of the following ways:

•       our common stock may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell our common stock as agent but may position and resell the block as principal to facilitate the transaction. Our common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchase of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions);

•       our common stock may be sold on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•       our common stock may be sold in private sales directly to purchasers.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

Subject to any applicable restrictions under Section 16(c) of the Exchange Act, the Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers, which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any shares of a Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The shares may be sold by Selling Stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exception from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

A Selling Stockholder may pledge or grant a security interest in some or all of the shares of Common Stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•       the name of each such Selling Stockholder and of the participating broker-dealer(s);

•       the number of shares involved;

•       the price at which such shares were sold;

•       the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•       that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•       other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

DESCRIPTION OF OUR COMMON STOCK

General

We are authorized under our charter to issue 190,000,000 shares of our Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote.  Holders of Common Stock have no preemptive or cumulative voting rights.  At March 15, 2008, 65,678,244 shares of our Common Stock were issued and outstanding.  Our Common Stock currently is listed for trading on the New York Stock Exchange under the symbol “CLI.”

All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  We may pay dividends to the holders of our Common Stock if and when declared by our board of directors out of legally available funds.  We intend to continue to pay quarterly dividends on our Common Stock.  Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

Under Maryland law, stockholders generally are not liable for our debts or obligations.  If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of Common Stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P.  All shares of our Common Stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Ownership Limitations and Restrictions on Transfer

Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% of our issued and outstanding capital stock. In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control.

In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year.  To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status.

The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

If you beneficially own more than 5% of our outstanding capital stock, you must file a written response to our request for stock ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares of each class or series of stock you beneficially own and a description of how you hold the shares.  In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT.

These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Operating Partnership Agreement

The partnership agreement of Mack-Cali Realty, L.P. requires that the consent of the holders of at least 85 percent of Mack-Cali Realty, L.P.’s partnership units is required:

•                  to merge (or permit the merger of) Mack-Cali Realty, L.P. with another unrelated entity, unless Mack-Cali Realty, L.P. shall be the surviving entity in such merger;

•                  to dissolve, liquidate, or wind-up Mack-Cali Realty, L.P.; or

•                  to convey or otherwise transfer all or substantially all of the assets of Mack-Cali Realty, L.P.

As of February 8, 2008, we, as general partner of Mack-Cali Realty, L.P., held approximately 81.4 percent of the outstanding partnership units of Mack-Cali Realty, L.P. Consequently, approval of any of the foregoing transactions would require the consent of some of the limited partners of Mack-Cali Realty, L.P.

The partnership agreement also contains provisions restricting us from engaging in a merger or sale of substantially all of our assets, unless such transaction was one where all of the limited partners received for each partnership unit, an amount of cash, securities, or other property equal to the number of shares of Common Stock into which such partnership unit is convertible multiplied by the greatest amount of cash, securities or other property paid to a holder of one share of Common Stock in consideration of one share of Common Stock.  However, if, in connection with a merger or sale of substantially all of our assets, a purchase, tender or exchange offer was made to all of the outstanding common stockholders, each partnership unit holder would receive the greatest amount of cash, securities, or other property which such partnership unit holder would have received had it exercised its redemption rights and received Common Stock in exchange for its partnership units immediately before such purchase, tender or exchange offer expires.

We may merge with another entity, without any of the restrictions identified in the immediately preceding paragraph, so long as each of the following requirements are satisfied:

•                  after a merger, substantially all of the assets owned by the surviving entity, other than partnership units we hold, are owned by Mack-Cali Realty, L.P. or another limited partnership or limited liability company which is the survivor of a merger with Mack-Cali Realty, L.P.;

•                  the limited partners own a percentage interest of the surviving partnership based on the fair market value of the net assets of Mack-Cali Realty, L.P. and the fair market value of the other net assets of the surviving partnership before the transaction;

•                  the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect before the transaction; and

•                  such rights of the limited partners include the right to exchange their interests in the surviving partnership for at least one of: (A) the consideration available to such limited partners, or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the Common Stock.

 Redemption Rights

Certain individuals who received Common Units in Mack-Cali Realty, L.P. have the right to have their Common Units redeemed for cash, based upon the fair market value of an equivalent number of shares of our Common Stock at the time of such redemption, or, at our election, shares of our Common Stock, on a one-for-one basis.  However, we may not pay for such redemption with shares of Common Stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in “Ownership Limitations and Restrictions on Transfer.” As of March 15, 2008, the limited partners of Mack-Cali Realty, L.P. owned 14,982,538 Common Units, which may be redeemed, at our election, for an equal number of shares of our Common Stock.

Stockholder Rights Plan

On June 10, 1999, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred share purchase right for each outstanding share of Common Stock.  Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock.  We issued these rights on July 6, 1999 to each stockholder of record on such date, and these rights attach to shares of Common Stock subsequently issued.  The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.  In connection with the stockholder rights plan, we have entered into an amended and restated shareholder rights agreement (the “Rights Agreement”) with our transfer agent Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.) dated March 7, 2000, as amended on June 27, 2000.

Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $100.00, subject to adjustment as provided in the Rights Agreement.  These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15 percent or more of our outstanding Common Stock or announces a tender offer for 15 percent or more of our outstanding Common Stock, excluding certain affiliated groups who may have been deemed to own 15 percent or more of our outstanding Common Stock as of the date such preferred share purchase rights were issued.  Each holder of a preferred share purchase right will have the right to receive, upon exercise, shares of our Common Stock having a market value equal to two times the purchase price paid for one one-thousandth of a share of Series A preferred stock.  The preferred share purchase rights expire on July 6, 2009, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.

Transfer Agent

The transfer agent for our Common Stock is:

Computershare Trust Company, N.A.
P.O. Box 43069

Providence, Rhode Island 02940-3069
800-317-4445

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description is a summary of certain provisions of Maryland law and of our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of our charter and bylaws which are incorporated by reference as exhibits to the registration statement of which this Prospectus is a part, and the Maryland General Corporation Law.

Board of Directors

Number; Vacancies.    Our bylaws provide that the number of our directors shall be established by our board of directors but shall never be less than the minimum number required by the Maryland General Corporation Law (which is not less than one), nor more than fifteen. We have also, in our bylaws, elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board regardless of the reason for such vacancies. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than until the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualify.

Classified Board.    Pursuant to our charter, the directors are divided into three classes. Each class of directors serves a staggered three-year term, such that the term of one class of directors expires each year. As the term of each class expires, stockholders will elect directors in that class for a term of three years. Our directors serve for the terms for which they are elected and until their successors are duly elected and qualified.

Removal of Directors.    Our charter provides that directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors. Neither the Maryland General Corporation Law nor our charter define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the facts and circumstances of any particular situation.

The staggered terms of our directors, the requirements of cause and a substantial stockholder vote for removal of any of our directors, and the exclusive right of the remaining directors to fill vacancies on the board make it more difficult for a third party to gain control of our board of directors and may discourage offers to acquire us even when an acquisition may be in the best interest of our stockholders.

 Maryland Business Combination Act

Under the Maryland Business Combination Act, unless an exemption applies, any “business combination” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•                  any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.  In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has exempted from the Maryland Business Combination Act, business combinations between certain affiliated individuals and entities and us.  However, unless our board of directors adopts further exemptions, the provisions of the Maryland Business Combination Act will be applicable to business combinations between other persons and us.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply to:

•                  shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•                  acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisitions of shares by certain affiliated individuals and entities, any of our directors, officers or employees and any person approved by our board of directors prior to the acquisition by such person of control shares.  Any control shares acquired in a control share acquisition which are not exempt under the foregoing provision of our bylaws will be subject to the Maryland Control Share Acquisition Act.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Maryland General Corporation Law, our charter contains a provision limiting the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.  Under Maryland law, the liability of our directors and officers to us or our stockholders for money damages may be limited except to the extent that:

•                  it is proved that the director or officer actually received an improper benefit in money, property or services; or

•                  a judgment or other final adjudication was entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We are authorized under our charter, and obligated under our bylaws and existing indemnification agreements, to indemnify our present and former directors and officers against expense or liability in an action to the fullest extent permitted by Maryland law.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity.  However, Maryland law prohibits indemnification if it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Also, under Maryland law, a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses.

We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act.  Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Charter and Bylaws

Our charter may generally be amended only if such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least a majority of all votes entitled to be cast by our stockholders on the amendment.  However, any amendment to the provisions in our charter relating to the removal of directors requires approval by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Mergers, Share Exchanges, Transfers of Assets

Pursuant to our charter and Maryland law, with certain exceptions we cannot engage in a merger or consolidation, enter into a statutory share exchange in which we are not the surviving entity or sell all or substantially all of our assets, unless our board of directors adopts a resolution declaring the proposed transaction advisable, and the transaction is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast.  In addition, the partnership agreement of Mack-Cali Realty, L.P. limits our ability to merge or sell substantially all of our assets under certain circumstances. See “Description of Common Stock — Operating Partnership Agreement.”

Dissolution of the Company

We may be dissolved only if the dissolution is declared advisable by a majority of the entire board of directors and approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•                  pursuant to our notice of the meeting;

•                  by, or at the direction of, the board of directors; or

•                  by any stockholder of the Company who was a stockholder of record both as of the time notice of such nomination or proposal of business is given by the stockholder as set forth in our bylaws and as of the time of the annual meeting in question, who is entitled to vote at such annual meeting and who complies with the advance notice procedures set forth in our bylaws.

Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law, Our Charter, Bylaws and Stockholder Rights Plan

The Maryland Business Combination Act, the Maryland Control Share Acquisition Act, the advance notice provisions of our bylaws, the provisions of our charter on classification of our board of directors and removal of directors and certain other provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or our change in control which might involve a premium price for holders of shares of our capital stock or otherwise be in their best interest.  In addition, our stockholder rights plan may also prevent or diminish any such premium price for holders of shares of our capital stock or otherwise be in their best interest that would result from a transaction or our change in control.  See “Description of Common Stock — Stockholder Rights Plan.”

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Our counsel, Seyfarth Shaw LLP, New York, New York, issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

600,430 Shares

MACK-CALI REALTY CORPORATION

Common Stock

PROSPECTUS

April 18, 2008

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.

We hereby incorporate by reference in this registration statement, as amended, the following documents:

(a)                                  Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2007;

(b)                                 Our Current Report on Form 8-K (File No. 1-13274) as filed with the SEC on February 14, 2008 (excluding the portions that were “furnished” and not deemed to be “filed”);

(c)                                  Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on May 21, 2008 as filed with the SEC on April 18, 2008; and

(d)                                 The description of our common stock and the description of certain provisions of Maryland Law contained in:

i.	Our Registration Statement on Form 8-A dated August 9, 1994;

ii.	Our Articles of Restatement dated June 11, 2001 and filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q (File No. 1-13274) for the quarter ended June 30, 2001;

iii.

Our Amended and Restated Bylaws dated June 10, 1999 and filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 1-13274) as filed with the SEC on June 17, 1999, as subsequently amended by Amendment No. 1 thereto dated March 4, 2003 and filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q (File No. 1-13274) for the quarter ended March 31, 2003 and Amendment No. 2 thereto dated May 24, 2006 and filed as Exhibit 3.1 to our Current Report on Form 8-K (File No. 1-13274) as filed with the SEC on May 31, 2006; and

iv.	Any amendments or reports filed for the purpose of updating such description.

(e)                                  future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, except for such items which are “furnished” and not deemed to be “filed.”

Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified under Maryland law, our charter and bylaws, and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the “Partnership Agreement of Mack-Cali Realty, L.P.”), against certain liabilities. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. The MGCL does not permit a Maryland corporation to provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. No amendment of our charter or bylaws shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the MGCL. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits the liability of us and our officers and directors of Mack-Cali Realty, L.P.

In addition, the Delaware Revised Limited Partnership Act provides that a limited partner has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and our bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by our stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1*

Form of Common Stock Certificate (filed as Exhibit 4.1 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-44433, filed with the Securities and Exchange Commission on July 1, 2005 and incorporated herein by reference).

5.1	Opinion of Seyfarth Shaw LLP.

10.1*

2000 Employee Stock Option Plan (filed as Exhibit 10.1 to our Registration Statement on Form S-8, Registration Number 333-52478, as amended by the First Amendment to the 2000 Employee Stock Option Plan filed as Exhibit 10.17 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, each incorporated herein by reference).

10.2*

Amended and Restated 2000 Director Stock Option Plan (filed as Exhibit 10.2 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-100244, and incorporated herein by reference).

23.1	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney.

*	previously filed or incorporated by reference herein.

Item 9.	Undertakings.

(a)               The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 18th  day of April, 2008.

MACK-CALI REALTY CORPORATION
By:

/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger W. Thomas*	Chairman of the Board	April 18, 2008
William L. Mack

/s/ Mitchell E. Hersh	President, Chief Executive Officer and Director	April 18, 2008
Mitchell E. Hersh

/s/ Barry Lefkowitz	Executive Vice President and Chief Financial Officer	April 18, 2008
Barry Lefkowitz

/s/ Roger W. Thomas*	Director	April 18, 2008
Martin S. Berger

/s/ Roger W. Thomas*	Director	April 18, 2008
John R. Cali

/s/ Roger W. Thomas*	Director	April 18, 2008
Nathan Gantcher

/s/ Roger W. Thomas*	Director	April 18, 2008
Alan G. Philibosian

/s/ Roger W. Thomas*	Director	April 18, 2008
Irvin D. Reid

/s/ Roger W. Thomas*	Director	April 18, 2008
Vincent Tese

/s/ Roger W. Thomas*	Director	April 18, 2008
Roy J. Zuckerberg

* Attorney-in-fact.

INDEX TO EXHIBITS

4.1*

Form of Common Stock Certificate (filed as Exhibit 4.1 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-44433, filed with the Securities and Exchange Commission on July 1, 2005 and incorporated herein by reference).

5.1	Opinion of Seyfarth Shaw LLP.

10.1*

2000 Employee Stock Option Plan (filed as Exhibit 10.1 to our Registration Statement on Form S-8, Registration Number 333-52478, as amended by the First Amendment to the 2000 Employee Stock Option Plan filed as Exhibit 10.17 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, each incorporated herein by reference).

10.2*

Amended and Restated 2000 Director Stock Option Plan (filed as Exhibit 10.2 to our Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-100244, and incorporated herein by reference).

23.1	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney.

* previously filed or incorporated by reference herein.